Exhibit 99.1

For Immediate Release:
Tuesday, July 1, 2003

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

METROCALL PAYS OFF ALL LONG TERM DEBT

VOLUNTARILY REDEEMS REMAINING BALANCE OF ITS NOTES

     Alexandria, VA, Tuesday, July 1, 2003 — Metrocall Holdings, Inc. (OTCBB: MTOH), the second largest narrowband wireless paging carrier in the United States, today announced that on June 30, 2003 it voluntarily retired in-full the remaining $11.5 million outstanding aggregate principal amount of its 12% senior subordinated PIK Notes. This payment marked the final and early retirement of all debt balances issued in connection with the Company’s reorganization in October 2002. Metrocall has retired in-full over $80 million aggregate principal amount of debt securities since the beginning of 2003.

     “The early retirement of Metrocall’s outstanding debt balances represents a significant milestone for our organization and stakeholders,” said Metrocall President and CEO, Vincent D. Kelly. “This accomplishment was made possible by the hard work and focus of Metrocall’s employees as well as the strong support we have received from our pre-reorganization constituents who stuck by us and believed we could make it happen,” he said.

     After this final repayment of the aggregate outstanding debt balances, Metrocall’s unrestricted cash balances were approximately $11 million. Metrocall has approximately six million shares of outstanding preferred stock, with an aggregate liquidation preference of approximately $66.8 million, and one million shares of common stock. Please refer to the Company’s most recent report on Form 10-Q, annual report on Form 10-K and proxy statement for details on these securities.

About Metrocall, Inc.
      Metrocall, Inc., headquartered in Alexandria, Virginia, is the nation’s second largest narrowband wireless messaging provider offering paging products and other wireless services to business and individual subscribers. With national networks and operations, the Company provides reliable and cost effective wireless services that are well suited for solving the mobile business communication needs. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. In addition to traditional numeric and one-way text paging, the Company also offers two-way interactive advanced messaging, wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 This press release includes “forward-looking statements,” within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.